SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2006

Strategic Hotels & Resorts, Inc.

(Exact Name of Registrant as specified in its charter)

Maryland	001-32223	33-1082757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (312) 658-5000

          Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Most employees of Strategic Hotels & Resorts, Inc. (the “Company”) participate in the Company’s annual incentive compensation program pursuant to which bonuses and restricted stock units (“RSUs”) may be awarded depending upon specific performance objectives and the weights assigned to them as established by the Compensation Committee of the Board of Directors (the “Board”) of the Company (the “Compensation Committee”). On March 14, 2006, the Compensation Committee approved the specific performance objectives that will be used to determine the amount of bonuses and RSUs for employees for the 2006 fiscal year. The Compensation Committee used survey information from comparable companies in reviewing and approving annual incentive compensation targets and levels of participation. The amount of annual bonus awards will be based upon both company and individual performance objectives which vary in weight based upon the grade level of the employee.

With respect to 2006 annual bonus awards, the Compensation Committee determined to use funds from operations (“FFO”) per fully converted share as the primary company performance objective and established weighted objectives that measure relative FFO per share growth against a group of peer companies and absolute FFO per share against the 2006 budget. The individual award is based upon a performance review.

The amount of bonus each employee is eligible to earn varies based on the grade level of the employee and ranges from 20% to 125% of base salary for the Company’s executive officers, except for the Company’s chief executive officer and executive vice presidents who do not have an established maximum bonus amount.

Under the annual incentive compensation program, the number of RSUs that may be awarded will be based solely on individual performance according to a five level performance rating system. An employee can receive awards of RSUs ranging in value from 0% of base salary to 150% of base salary.

In addition, the Compensation Committee may award discretionary awards to the extent that the Compensation Committee determines that the bonus and RSUs awarded to an employee does not adequately reward an individual’s performance. The Compensation Committee may consider, among other things, (i) success in buying and selling assets, (ii) success in meeting internal investment objectives, (iii) success in developing and/or executing the Company’s initiatives and (iv) extraordinary individual contributions.

On March 14, 2006, the Company executed an amendment (the “Amendment”) to its employment agreement with Laurence S. Geller, the Company’s Chief Executive Officer. The Amendment amends the Amended and Restated Employment Agreement, dated as of June 8, 2004, as further amended on September 30, 2005 (the “Employment Agreement”) to establish that the appointment and/or the election by shareholders of individuals as directors designated or nominated by the directors currently in office to fill vacancies or the office of directors who do not stand for election at the Company’s 2006 annual meeting of shareholders (such appointed or elected individuals, the “New Directors”) shall not be deemed a Change in Control (as defined in the Employment Agreement”) and the Board following the appointment or election of the New Directors shall for purposes of Section 3(h) of the Employment Agreement be deemed the Incumbent Board (as defined in the Employment Agreement).

The Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment.

Item 9.01	Financial Statements and Exhibits.
(c)	Exhibits.

Exhibit No.	Description
10.1	Amendment Number 2 to Employment Agreement, dated March 14, 2006, by and between the Company and Laurence S. Geller

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Monte J. Huber
Name:	Monte J. Huber

Title:	Vice President, Controller and Treasurer

Date: March 20, 2006